Exhibit 99.1

Retired U.S. Senator Tom Harkin Joins Masimo’s Board of Directors
Irvine, California - December 17, 2015 - Masimo (NASDAQ: MASI), a global innovator of noninvasive patient monitoring technologies, announced today that retired Senator Tom Harkin, former five-term U.S. Senator and former Chairman of the Senate Health, Education, Labor and Pension (HELP) Committee, has been elected to Masimo’s Board of Directors.
Senator Harkin retired from the U.S. Senate in January 2015. Senator Harkin was chairman of the Senate HELP Committee for eight years. In that role, he worked to ensure the health of our economy, guarantee access to quality education, and provide affordable, quality health care for all Americans. Senator Harkin crafted the prevention and wellness title of the country’s new health reform bill, the Patient Protection and Affordable Care Act. Senator Harkin’s signature legislation achievement was leading the effort and sponsorship of the Americans with Disabilities Act (ADA) signed into law in 1990 by President George H.W. Bush. He later created the Clinical Trials Network to measure the effectiveness of rehabilitation therapies for those living with paralysis, and drafted the Christopher and Dana Reeve Act, passed in 2009. Prior to his retirement, Senator Harkin worked closely with President Obama to lift restrictions on embryonic stem cell research.
“For years, Tom has worked tirelessly to ensure that everyone has access to affordable, quality health care and those who are in need are not forgotten. We are honored to welcome Tom to the Board,” said Joe Kiani, Chairman and CEO of Masimo. “We believe his integrity, extensive experience and insight into our complex health system, along with his dedication and passion to help those in need will be extremely valuable to Masimo.”
“I’ve been very impressed with Masimo’s innovations and contributions to healthcare,” said Harkin. “I got to know Joe through his advocacy work to improve competition in healthcare, align misaligned incentives that impede patient care and the Patient Safety Movement. He has been steadfast in his commitment to improve our healthcare system through innovation and advocacy. I look forward to working with him and the rest of the board to help Masimo with its mission to improve patient care and reduce cost of care.”
Senator Harkin was first elected to the U.S. House of Representatives in 1974, and 10 years later, he was elected to U.S. Senate. Senator Harkin was born in Cumming, Iowa, where he still resides with his wife Ruth. They have two daughters and three grandchildren.

@MasimoInnovates | #Masimo
# # #
About Masimo
Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies. Our mission is to improve patient outcomes and reduce the cost of care by taking noninvasive monitoring to new sites and applications. In 1995, the company debuted Masimo SET® Measure-through-Motion and Low-Perfusion™ pulse oximetry, which has been shown in multiple studies to significantly reduce false alarms and accurately monitor for true alarms. The benefits of Masimo SET® have been proven in more than 100 independent and objective studies and it is estimated to be used on more than 100 million patients in leading hospitals and other healthcare settings around the world. In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). Additional information about Masimo and its products may be found at www.masimo.com.

—end—

Media Contact: Irene Paigah
(858) 858-7001
irenap@masimo.com